THE PUTNAM FUNDS

                              Code of Ethics

Each of The Putnam Funds (the "Funds") has determined to adopt this Code of Ethics with respect to certain types of personal securities transactions by officers and Trustees of the Funds which might be deemed to create possible conflicts of interest and to establish reporting requirements and enforcement procedures with respect to such transactions.

I. Rules Applicable to Officers and Trustees Affiliated with Putnam Investments Trust or Its Subsidiaries

A. Incorporation of Adviser's Code of Ethics. The provisions of the Code of Ethics for employees of Putnam Investments Trust and its subsidiaries (the "Putnam Investments Code of Ethics"), which is attached as Appendix A hereto, are hereby incorporated herein as the Funds' Code of Ethics applicable to officers and Trustees of the Funds who are employees of the Funds or officers, directors or employees of Putnam Investments Trust or its subsidiaries. A violation of the Putnam Investments Code of Ethics shall constitute a violation of the Funds' Code.

B. Reports. Officers and Trustees of each of the Funds who are made subject to the Putnam Investments Code of Ethics pursuant to the preceding paragraph shall file the reports required by the Putnam Investments Code of Ethics with the Code of Ethics Officer designated therein. A report filed with the Code of Ethics Officer shall be deemed to be filed with each of the Funds of which the reporting individual is an officer or Trustee.

C. Review.

(1) The Code of Ethics Officer shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of each of the Funds to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any person, the Code of Ethics Officer shall give such person an opportunity to supply additional explanatory material.

(2) If the Code of Ethics Officer determines that a violation of this Code has or may have occurred, he shall submit his written determination, together with any additional explanatory material, to the Chairman of the Funds, who shall make an independent determination of whether a violation has occurred.

D. Sanctions. If the Chairman of the Funds finds that a violation has occurred, he shall report the violation and any sanction imposed under the Putnam Code of Ethics to the Trustees of the Funds who may impose such additional sanctions as they deem appropriate.

II. Rules Applicable to Unaffiliated Trustees

A. Definitions.

(1) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of
Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(2) "Control" means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

(3) "Interested Trustee" means a Trustee of a Fund who is an "interested person" of the Fund within the meaning of the Investment Company Act.

(4) "Purchase or sale of a security" includes, among other things, the writing of an option to purchase or sell a security.

(5) "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act (in effect, all securities) except that it shall not include securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper and shares of registered open-end investment companies.

(6) "Unaffiliated Trustee" means a Trustee who is not made subject to the Putnam Investments Code of Ethics pursuant to Part I hereof.

B. Prohibited Purchases and Sales. No Unaffiliated Trustee of any of the Funds shall purchase or sell, directly or indirectly, any security in which he has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his actual knowledge at the time of such purchase or sale:

(1) is being considered for purchase or sale by the Fund;

(2) is being purchased or sold by the Fund; or

(3) was purchased or sold by the Fund within the most recent five days if such person participated in the recommendation to, or the decision by, Putnam Investment Management to purchase or sell such security for the Fund.

C. Exempted Transactions. The prohibitions of Section II-B of this Code shall not apply to:

(1) purchases or sales effected in any account over which the Unaffiliated Trustee has no direct or indirect influence or control;

(2) purchases or sales which are non-volitional on the part of either the Unaffiliated Trustee or the Fund;

(3) purchases which are part of an automatic dividend reinvestment plan;

(4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired;

(5) purchases or sales other than those exempted in (1) through (4) above which do not cause the Unaffiliated Trustee to gain improperly a personal benefit through his relationship with the Fund and are only remotely potentially harmful to a Fund because they would be very unlikely to affect a highly institutional market, and are previously approved by the Code of Ethics Officer under the Putnam Code of Ethics or the Chairman of the Funds, which approval shall be confirmed in writing.

D. Reporting.

(1) Whether or not one of the exemptions listed in Section II-C applies, every Unaffiliated Trustee of a Fund shall file with the Chairman of the Funds a report containing the information described in Section II-D(2) of this Code with respect to transactions in any security in which such Unaffiliated Trustee has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his official duties as a Trustee of the Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the Trustee:

(a) such security was or is to be purchased or sold by the Fund or

(b) such security was or is being considered for purchase or sale by the Fund;

provided, however, that an Unaffiliated Trustee shall not be required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

(2) Every report shall be made not later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

(a) The date of the transaction, the title and the number of shares, and the principal amount of each security involved;

(b) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(c) The price at which the transaction was effected; and

(d) The name of the broker, dealer or bank with or through whom the transaction was effected.

(3) Every report concerning a purchase or sale prohibited under Section II-B hereof with respect to which the reporting person relies upon one of the exemptions provided in Section II-C shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

(4) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he has any direct or indirect beneficial ownership in the security to which the report relates.

(5) Notwithstanding anything to the contrary contained herein, an Unaffiliated Trustee who is an "interested person" of the Fund shall also file the reports required by Rule 17j-1(d)(1) under the Investment Company Act of 1940.

E. Review.

(1) The Chairman of the Funds shall compare the reported personal securities transactions with completed and contemplated portfolio transactions of the Funds to determine whether any transaction ("Reviewable Transactions") listed in Section II-B (disregarding exemptions provided by Section II-C(1) through (5)) may have occurred.

(2) If the Chairman determines that a Reviewable Transaction may have occurred, he shall then determine whether a violation of this Code may have occurred, taking into account all the exemptions provided under
Section II-C. Before making any determination that a violation has occurred, the Chairman shall give the person involved an opportunity to supply additional information regarding the transaction in question.

F. Sanctions. If the Chairman determines that a violation of this Code has occurred, he shall so advise a committee consisting of the Unaffiliated Trustees, other than the person whose transaction is under consideration, and shall provide the committee with a report of the matter, including any additional information supplied by such person. The committee may impose such sanctions as it deems appropriate.

III. Miscellaneous

A. Amendments to the Putnam Investments Code of Ethics. Any amendment to the Putnam Investments Code of Ethics shall be deemed an amendment to
Section I-A of this Code effective 30 days after written notice of such amendment shall have been received by the Chairman of the Funds, unless the Trustees of the Funds expressly determine that such amendment shall become effective at an earlier or later date or shall not be adopted.

B. Records. The Funds shall maintain records in the manner and to the extent set forth below, which records may be maintained on microfilm under the conditions described in Rule 31a-2(f)(1) under the Investment Company Act and shall be available for examination by representatives of the Securities and Exchange Commission.

(1) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

(2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

(3) A copy of each report made by an officer or Trustee pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(4) A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

To the extent any record required to be kept by this section is also required to be kept by Putnam Investments pursuant to the Putnam
Investments Code of Ethics, Putnam Investments shall maintain such record on behalf of the Funds as well.

C. Confidentiality. All reports of securities transactions and any other information filed with any Fund pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by personnel of the Securities and Exchange Commission.

D. Interpretation of Provisions. The Trustees may from time to time adopt such interpretations of this Code as they deem appropriate.

E. Delegation by Chairman. The Chairman of the Funds may from time to time delegate any or all of his responsibilities under this Code, either generally or as to specific instances, to such officer or Trustee of the Funds as he may designate.

As revised
July 8, 2004